                                                                    EX-99.h.1.ii

                                   SCHEDULE B

                         SHAREHOLDER SERVICES AGREEMENT
                              COMPENSATION SCHEDULE
                             EFFECTIVE JUNE 1, 2008

                      DELAWARE INVESTMENTS FAMILY OF FUNDS

1.   Delaware  Service  Company,  Inc.  ("DSC") will determine and report to the
     Fund, at least annually,  the  compensation  for services to be provided to the Fund for DSC's forthcoming fiscal year or period.

2.   In  determining  such  compensation,  DSC will  fix and  report a fee to be charged per account for services provided. DSC will bill, and the Fund will pay, such compensation monthly.

3.   Except as otherwise  provided in paragraphs 4 and 5, the charge consists of an annual  per  account  charge of $25.50 per open  account  and $10.00 per closed  account on DSC's records and each account held on a  sub-accounting system maintained by firms that hold accounts on an omnibus basis.

     These  charges  will be  assessed  monthly  on a pro rata basis and will be determined using the number of accounts  maintained as of the last calendar day of each month.

     DSC is the  Fund's  operational  interface  with a variety  of third  party administrators, banks, trust companies and other organizations that provide retirement administration, trust or other collective services to the Fund's shareholders.  Subtransfer  agency fees (or similar  fees)  related to such relationships  on a retirement  processing  system will be passed on to the
     Fund at cost, without markup.

4.   DSC's  compensation  for  providing  services to the Series of Delaware VIP
     Trust (the "VIP  Trust")  will be  0.0075% of average  daily net assets per
     Series  annually.  DSC  will  bill,  and  the  VIP  Trust  will  pay,  such compensation  monthly.  In addition,  in the conduct of the business of DSC and the VIP Trust and in  performance  of this  Agreement,  each party will bear its allocable  portion of expenses  common to each. The VIP Trust will also pay expenses related to services provided by DST Systems, Inc ("DST").
     In  addition,  DSC shall be entitled  to  reimbursement  of out-of  -pocket expenses paid on behalf of VIP Trust.

5.   DSC's  compensation  for providing  services to the  Portfolios of Delaware
     Pooled Trust (the "DPT Trust") (other than The Real Estate Investment Trust
     Portfolio)  will be  0.0075% of  average  daily net  assets  per  Portfolio annually.  DSC will  bill,  and the DPT Trust will pay,  such  compensation monthly.  In  addition,  in the conduct of the  business of DSC and the DPT
     Trust  and in  performance  of this  Agreement,  each  party  will bear its allocable  portion of expenses  common to each. The DPT Trust will also pay expenses  related to services  provided by DST. In  addition,  DSC shall be entitled to  reimbursement of out-of -pocket expenses paid on behalf of DPT
     Trust.  Notwithstanding  anything in this paragraph to the contrary,  DSC's compensation for The Real Estate  Investment Trust Portfolio will be as set forth in paragraph 3 above.

AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.               DELAWARE GROUP FOUNDATION FUNDS
                                             for its series set forth in
                                             Schedule A to this Agreement

By:    _________________________             By:    ________________________
Name:  Douglas L. Anderson                   Name:  Patrick P. Coyne
Title: Senior Vice President/Operations      Title: Chairman/President/Chief
                                                    Executive Officer

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